Exhibit 10.24

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. THE OMITTED PORTIONS OF THIS DOCUMENT ARE INDICATED BY “[***]”.

THIRD AMENDED AND RESTATED GAS LEASE AGREEMENT

THIS THIRD AMENDED AND RESTATED GAS LEASE AGREEMENT (“Agreement”), effective as of January 1, 2018 (“Effective Date”), is by and between Rumpke Sanitary Landfill, Inc., an Ohio corporation (“Lessor” or “Rumpke”), and GSF Energy, LLC, a Delaware limited liability company and successor in interest to GSF Energy Inc. (“Lessee” or “GSF”).

BACKGROUND

WHEREAS, the parties entered into that certain Second Amended and Restated Gas Lease Agreement dated December 22, 2005, as amended by that certain First Amendment dated April 6, 2007, and by that certain Second Amendment dated July 1, 2016 (as amended, the “Second Amended Gas Lease”); and

WHEREAS, Rumpke desires to expand the Landfill to the east and will be submitting an application to the Ohio EPA for approval of such expansion (the “Landfill Expansion”); and

WHEREAS, the parties desire to amend and restate the Second Amended Gas Lease to extend the Term and incorporate any changes to accommodate the Landfill Expansion,

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree to amend and restate the Second Amended Gas Lease as follows:

ARTICLE I.

DEFINITIONS

The capitalized terms used in this Agreement shall have the meanings specified in Annex A.

ARTICLE II.

LANDFILL GAS RIGHTS, PROPERTY RIGHTS AND COLLECTION SYSTEM

2.1    Grant of Gas Rights. Subject to the terms and conditions of this Agreement, Lessor hereby grants, conveys and assigns to Lessee for the Term of this Agreement all rights, title and interest to or in all Landfill Gas produced from the Landfill and the exclusive right and license to explore for, extract, gather, process, develop, measure, filter, produce, take and use or sell all Landfill Gas produced and recovered from the Landfill including the right to claim any federal tax incentives arising from the production and sale of Landfill Gas from the Landfill.

1

2.2    Grant of Rights of Way and Easements. Subject to the terms and conditions of this Agreement, Lessor hereby grants and conveys to Lessee the following easements for the Term of this Agreement:

(a)    Easements. Appurtenant easements on, over and through the Landfill for (i) the location of the Gas Facility thereon; (ii) the construction, installation, operation and maintenance of the Gas Facility; (iii) any Landfill Gas pipelines to transport Landfill Gas collected by the Collection System to the Gas Processing Facilities; (iv) any gas pipelines to transport Processed Gas Products from the Gas Facility to gas interconnection facilities or end use customers; (v) any condensate lines to or from the Landfill; and (vi) sewer, electric, gas, water, telephone and other utilities that are necessary or desirable for the Gas Facility and related equipment as reasonably determined by Lessee, all of which shall not unreasonably restrict or interfere with Lessor’s efficient use or operation of the Landfill, or cause any violation of any zoning or use ordinance applicable to the Landfill or Lessor’s use or operation thereof

(b)    Rights-of-way. Rights of way over the Landfill and rights of ingress and egress over and through the Landfill by vehicle or on foot with around the clock access to the Landfill and the Gas Facility.

2.3    Land Use; Gas Processing Facility Site. Lessee shall be authorized and is hereby granted the use of that portion of the Landfill and any adjacent or contiguous land owned or controlled by Lessor, without cost, to the extent reasonably necessary or convenient for Lessee’s facilities and operations hereunder, including the construction, operation and maintenance of the Collection System, Flare Stations and Gas Processing Facilities all of which shall not unreasonably restrict or interfere with Lessor’s efficient use or operation of the Landfill, or cause any violation of any zoning or use ordinance, statute, rule or regulation applicable to the Landfill or Lessor’s use or operation thereof, During the Term and at no cost to Lessee and subject to the provisions of Section 6.4 of this Agreement relating to the future location or relocation of the Gas Processing Facility due to the Landfill Expansion, Lessor hereby grants Lessee the rights to use that certain parcel of land at the Landfill of approximately four (4) contiguous acres as set forth on Annex B, for the Gas Processing Facilities existing as of the Effective Date and any expansions thereto. In connection with the Landfill Expansion, Lessee acknowledges that the site depicted on Annex B shall at some time no longer be available to Lessee as a site for the Gas Processing Facilities. As a result, Lessor shall provide Lessee with thirty-six (36) months’ notice of its need for the existing site and shall grant to Lessee the rights to use that certain parcel of land at the Landfill of approximately four (4) contiguous acres for the location and relocation of the Gas Processing Facility as shown on Annex C or such alternate location as may be reasonably designated by Rumpke provided that such alternate location shall not materially increase construction or operating costs of Lessee. Lessee further agrees that such relocated Gas Processing Facility shall be designed and built consistent with best available technology and standards, as reasonably agreed upon by both parties, and enclosed within a building to the extent reasonably practicable.

2.4    Ownership of the Collection System. Lessee owns all right, title and interest to or in the Collection System for the Term of this Agreement. Upon expiration or termination of this Agreement, all right, title and interest to or in the Collection System shall automatically transfer to Lessor without any further action.

2.5    Constituent Products. In the event Constituent Products become available to this project in the future, GSF and Rumpke would [***].

2.6    Nature of Granted Rights. For the Term of this Agreement, as between Lessor and Lessee, Lessee (i) has exclusive control over and responsibility for, the operation, maintenance and repair of the Collection System, (ii) holds legal and equitable title to all Landfill Gas generated by the Landfill, (iii) is the owner of the Collection System for tax purposes, and is entitled to any depreciation with respect to such Collection System, and (iv) has an insurable interest in the Collection System and risk of loss with regard to the same.

ARTICLE III.

CONSIDERATION

3.1    Consideration. In consideration for the rights granted to Lessee hereunder, Lessee shall pay Lessor a monthly royalty as set forth in Annex D attached hereto during the Term.

3.2    Default Rate. In the event that any payment due under this Agreement shall not have been paid by Lessee by the due date thereof, Lessee agrees to pay Lessor a default charge which shall accrue daily at the rate of [***]% per annum on the unpaid balance of the principal and any accrued interest. Interest shall be calculated based upon a 360-day year, having 12 months of 30 days each.

3.3    Audit. Lessor shall have the right, upon reasonable written notice to Lessee, through an independent certified public accounting firm, to inspect the records of Lessee used in determining Lessee’s Average Monthly Sales Price and Gas Sales Revenue, including agreements with brokers, purchasers or counterparties, for the purpose of verifying the accuracy of the royalty payments to Lessor. Such inspections shall be conducted during normal business hours at Lessee’s place of business, within the twelve (12) month period following the end of such calendar year.

ARTICLE IV.

TERM; OPTIONAL SALE

4.1    Term. The term of this Agreement shall commence on the date hereof and shall continue, unless otherwise terminated as provided herein, in effect for [***] years from the Effective Date of this Agreement (the “Initial Term”). The Initial Term, and all subsequent extensions, if any, shall hereinafter collectively be referred to as the “Term”.

4.2    Extensions. Each party may propose to extend the Initial Term of this Agreement for [***] year period, by delivering written notice to the other party [***] days prior to the end of the Initial Term. The party receiving such notice must respond in writing within thirty (30) days if it does not agree to extend the Term, with no response being deemed acceptance of the extension of the Initial Term.

4.3    Surrender. Upon one hundred and eighty days (180) written notice to Lessor, Lessee may, in its sole discretion, surrender and terminate this Agreement without liability hereunder if a suitable purchaser of Processed Gas Products cannot be obtained or maintained, or if Landfill Gas cannot reasonably be recovered from the Landfill in Commercial Quantities, and thereby be relieved of all obligations as to Lessor; provided such failure to find a suitable purchaser or recover Commercial Quantities is not due to the actions of GSF. Upon any surrender pursuant to this Section 4.3, Lessee shall retain such rights of way and easements over, upon and across the Landfill as shall be necessary or convenient for Lessee to comply with its obligations pursuant to Section 5.2(c) and Rumpke shall have the option to purchase the Gas Processing Facilities. GSF and Rumpke shall act reasonably and in good faith to negotiate a purchase price for the Gas Processing Facilities. In the event the parties are unable to reach an agreement with respect to the purchase price within fifteen (15) days of GSF’s notice of surrender, the parties shall mutually select a third- party appraiser (the “Appraiser”) and evenly split the fees for the Appraiser’s services. The Appraiser’s report indicating the appraised fair market value of the Gas Processing Facilities shall be delivered to both parties within thirty (30) days of engagement of the Appraiser. Upon receipt of the Appraiser’s report, Rumpke shall have fifteen (15) days to accept the appraised value in the Appraiser’s report and agree to purchase the Gas Processing Facilities at the value stated therein. If Rumpke declines, GSF shall be free to retain or sell the Gas Processing Facilities to another party.

4.4    Transfer of Interests. In connection with any transfer or reversion of the Gas Rights and Collection System to Lessor, Lessor shall take full assignment of all rights and obligations of Lessee related to the Gas Rights and Collection System, and will thereafter indemnify and hold Lessee harmless from and against such obligations accruing after the transfer. The parties will take all actions necessary to effect such transfers.

ARTICLE V.

REPRESENTATIONS, WARRANTIES, COVENANTS

5.1    By Lessor. Lessor makes the following representations, warranties, and covenants in favor of Lessee:

(a)    Organization and Power. Lessor is a corporation duly formed, validly existing and in good standing under the laws of the State of Ohio and has the full corporate power and authority to enter into the transactions contemplated by this Agreement and to carry out its obligations hereunder.

(b)    Authority, No Violations, etc. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by all necessary action on the part of Lessor. This Agreement is the legal, valid and binding obligation of Lessor, enforceable in accordance with its terms subject to bankruptcy, insolvency, fraudulent conveyance, transfer, reorganization, or other similar laws relating to or affecting the parties’ rights generally and general principles of equity. Neither the execution and delivery of this Agreement by Lessor, nor the consummation by Lessor of the transactions contemplated herein, nor compliance by Lessor with the provisions hereof (i) conflicts with or results in a breach of the articles of incorporation, by-laws or organizational documents of Lessor (ii) conflicts with or results in a breach of any provision of, or constitutes (with or without the giving of notice or the passage of time or both) a default under or gives rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, or requires any consent, approval, authorization, or waiver of, or notice to, any party to any agreement or other instrument or obligation to which Lessor is a party or by which Lessor or any of its properties or assets is bound; or (iii) results in the creation or imposition of any lien, security interest or other encumbrance of any kind or character upon any of the interests to be conveyed to Lessee.

(c)    Approvals and Consents. No consent, approval or other action by, or filing with any person or Governmental Entity is required in connection with the execution and delivery by Lessor of this Agreement or the consummation by Lessor of the transactions contemplated hereby, other than those consents, approvals or other action that Lessor has obtained or taken.

(d)    Litigation, etc. There are no actions, suits, claims, complaints, investigations or legal or administrative or arbitration proceedings pending or threatened, whether at law or in equity, whether civil or criminal in nature or whether before any Governmental Entity or arbitrator, against or affecting Lessor or any of its properties. There is no outstanding order, writ, injunction, decree, judgment or award by any court, arbitration panel or Governmental Entity against or affecting Lessor, or the operation of the Landfill or the Collection System.

(e)    Municipal Solid Waste Landfill. The Landfill is a municipal solid waste landfill and Lessor covenants and agrees that it will continue to accept at least [***]%, by weight, Municipal Solid Waste at the Landfill during the Term.

(f)    No Default. Lessor is not aware of any breaches or events of default by Lessee under the Second Amended Gas Lease.

5.2    By Lessee. Lessee makes the following representations, warranties, and covenants in favor of Lessor:

(a)    Organization and Power. Lessee is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, has the limited liability company power to enter into the transactions contemplated by this Agreement and to carry out its obligations hereunder.

(b)    Authority, No Violations, etc. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Lessee. This Agreement is the valid and binding obligation of Lessee, enforceable in accordance with its terms subject to bankruptcy, insolvency, fraudulent conveyance, transfer, reorganization, or other similar laws relating to or affecting the parties’ rights generally and general principles of equity. Neither the execution and delivery of this Agreement, nor the consummation by Lessee of the transactions contemplated hereby, nor compliance by Lessee with the provisions of these documents (i) conflicts with or results in a breach of any provision governing its organization and internal affairs; or (ii) conflicts with or results in a breach of any provision of, or constitutes (with or without the giving of notice or the passage of time or both) a default under, or gives rise to (with or without the giving of notice or the passage of time or both) any right of termination, cancellation or acceleration under, or requires any consent, approval, authorization, or waiver of, or notice to, any party to any agreement or other instrument or obligation to which Lessee is a party, or by which Lessee or any of its properties or assets is bound; or (iii) results in the creation or imposition of any lien, security interest or other encumbrance of any kind or character upon any of the Gas Rights or the Collection System.

(c)    Removal of Facilities. Lessee shall have an obligation, within twelve (12) months after the expiration or termination of this Agreement, to remove the Gas Processing Facilities. Upon said expiration or termination, the Collection System and Flare Stations located on the Landfill shall become the property of Lessor and, unless there shall be a pending order or an existing Notice of Violation issued as a result of Lessee’s actions during the Term, Lessee shall have no further responsibility with respect to said Collection System and Flare Stations. Notwithstanding the foregoing, in the event that this Agreement is terminated by Lessee exercising its surrender rights in accordance with Section 4.3 above, Lessor shall have the right of first refusal to purchase the Gas Processing Facilities on the terms set forth in Section 4.3.

(d)    Surface Restoration. Lessee shall, upon expiration or termination of this Agreement, generally restore the surface of the Gas Processing Facility site to its pre-development condition to the extent reasonably possible.

(e)    No Default. Lessee is not aware of any breaches or events of default by Lessor under the Second Amended Gas Lease.

ARTICLE VI.

OPERATIONS AND MAINTENANCE; PROJECT EXPANSION

6.1    Project Development. GSF shall design, construct and maintain an NSPS compliant Collection System on a timely basis which may, in its sole discretion, require it to either (a) expand its current Gas Processing Facility or (b) develop viable commercial alternative uses for the Landfill Gas as it becomes available. GSF shall use its best efforts, and will coordinate design aspects with Rumpke, to have a Collection System and Gas Processing Facility and flare capacity available at all times sufficient to accommodate all of the Landfill Gas produced by the Landfill and its expansions while maintaining compliance with NSPS and Rumpke’s air permits. The Collection System (and any expansion thereof except for the North End) shall be designed and constructed to maximize the collection of Landfill Gas for commercial development. The construction of any new Gas Processing Facilities during the Term of this Agreement shall be at GSF’s sole cost and expense.

6.2    Flare Stations. (a) GSF has designed, permitted, and constructed Flare Stations to provide back-up capacity for the Gas Processing Facilities. GSF shall at all times continue to provide flare capacity with back-up generator(s), sufficient for the destruction of all Landfill Gas generated by the Landfill; provided, however, that both parties recognize that the permit process is outside of either party’s control and may ultimately impact GSF’s timing with respect to installation of Flare Stations. GSF shall be responsible for the operation and maintenance of the Flare Stations during the Term.

(b)    [***]

6.3    Collection System Expansions. (a)Excluding the North End, which is addressed separately in Section 7.6 herein, [***].

(b)    The Parties acknowledge that active filling areas of any landfill generate refuse and landfill gas emissions that can, in certain circumstances, begin to cause odor issues for Rumpke prior to the date that the active filling area might otherwise be required to have an operational

NSPS compliant landfill gas collection system. When such situations occur at the Landfill, GSF and Rumpke agree to work toward the resolution of odors through best management practice techniques which may include, but not be limited to, modifications to the landfill filling pattern and size, application of daily and intermediate cover to comply with applicable permit conditions, installing odor dispersion and/or suppressant systems to assist in odor reduction or elimination, and other techniques to control refuse related odors, or installing a temporary Collection System expansion in the active area to begin capturing some of the Landfill Gas produced by that area in an attempt to relieve Landfill Gas related odor issues. Rumpke will work with GSF to determine the most beneficial placement of the Landfill Gas extraction devices, if any, to minimize disruption to the Rumpke’s filling activities while providing for the most efficient use of the extraction devices.

6.4    Gas Processing Facility. GSF acknowledges that it may or may not continue to operate some or all of its existing Gas Processing Facilities throughout the Term. GSF also acknowledges that the Landfill Expansion is expected to require the relocation of the existing Gas Processing Facilities during the Term (the “Plant Relocation”) from its current site as set forth on Annex B. As a result, Rumpke agrees to provide GSF with at least thirty-six (36) months’ written notice of the need for GSF to vacate the area set forth on Annex B where the existing Gas Processing Facilities reside and GSF shall have the right, at its option, to replace, and/or relocate the Gas Processing Facilities to the parcel on Landfill property set forth on Annex C as provided in paragraph 2.3 above. In the event that GSF determines a need to salvage and relocate any portion of the existing Gas Processing Facility, GSF shall work closely with Rumpke to jointly develop a plan to salvage, relocate, dismantle and dispose of the impacted facilities. GSF shall be responsible for [***]. Rumpke shall be responsible for [***]. GSF and Rumpke will work together during any relocation, expansion, or new construction to minimize the impact on production of Processed Gas Products. Should the Plant Relocation occur in connection with the Landfill Expansion, the Plant Relocation site shall not be in any filling pattern and the Gas Processing Facilities will not need to be relocated again during the Term. Nothing herein shall relieve the parties from their respective obligations regarding operation, maintenance, monitoring or compliance during such replacement or relocation.

6.5    Disposal of Landfill Liquids. Lessee shall, in connection with its operations on the Landfill hereunder, deliver by pipeline to any point on the Landfill designated by Lessor, for disposal by Lessor, any liquids produced and recovered by the Lessee as a result of the collection of Landfill Gas prior to processing and any non-hazardous liquids acceptable for processing by the Cincinnati Metropolitan Sewer District (or its successor) produced and recovered by Lessee as a result of the processing of Landfill Gas and not otherwise disposed of by Lessee. Lessor shall accept, at the point it so designates, without cost to Lessee, said liquids for disposal. The disposal of hazardous liquids produced by the Gas Processing Facility shall be the sole responsibility of Lessee.

6.6    Collection System Operation and Maintenance. (a) GSF, [***], is responsible for the operation and maintenance of the Collection System over the entire footprint of the Landfill, including any future expansions.

(b)    [***].

6.7    Conduct of Operations. Subject to the provisions of this Agreement, Lessee shall evaluate, test, collect, treat, and process Landfill Gas and market the Processed Gas Products produced by the Landfill (and any expansions) during the Term of this Agreement as a reasonably prudent operator and in compliance with any and all restrictions of applicable laws, regulations, ordinances and restrictions or conditions contained in any air or other permit of Lessor or Lessee. Lessee shall be responsible for all operation and production activities with respect to the Landfill Gas produced by the Landfill, during the term of this Agreement. Lessee shall use its reasonable best efforts to maximize the production and collection of Landfill Gas from the Landfill and, in the negotiating the sale or use of Processed Gas Products, to maximize the Average Monthly Sales Price of such Processed Gas Products and Lessee’s Gas Sales Revenues. Lessee’s operations pursuant to this Agreement shall be conducted so as to not unreasonably interfere with Lessor’s use and operation of the Landfill. Notwithstanding any of the foregoing and subject to Schedule 7.2 with respect to wells in the North End, all accessible, vertical wells will be evaluated at least once per year for the depth to water and depth to bottom using a water sounder. Any wells showing less than 50% of available perforations shall be evaluated a second time during such year for the depth to water and depth to bottom using a water sounder. Lessee shall provide all data relating to such evaluations to Lessor within 14 days of the conclusion of the testing of the final well for the evaluation period.

ARTICLE VII.

ENVIRONMENTAL COMPLIANCE

7.1    Regulatory Reporting. (a) [***].

(b)    [***].

7.2    New Source Performance Standard. (a) [***]. Schedule 7.2 attached hereto contains a list prepared by [***] (subject to amendment and modification as appropriate) of applicable monitoring and reporting requirements. Reports prepared by or on the behalf of [***] would be certified as being true and accurate in accordance with the Title V permit.

(b)    The parties shall work in good faith to determine the cause of surface emission exceedances, if any, noted at the Landfill and to determine the appropriate resolution to eliminate the exceedance.

(i)	If NSPS surface emission monitoring detects exceedances that necessitate surface cover repairs, [***], shall perform the cover repair activities.

(ii)	If NSPS surface emission monitoring detects exceedances that necessitate Collection System adjustments, [***], shall perform such adjustments.

(iii)	If NSPS surface emission monitoring detects exceedances that necessitate Collection System additions, such as new extraction devices or new lateral or header piping, [***], shall install such devices,

(c)    GSF shall deliver to Rumpke a design for Collection System expansions that shall include an installation schedule for the extraction devices for Rumpke review. The design should be based on Rumpke’s existing Solid Waste phasing drawings. GSF and Rumpke will work together to identify collection devices that can and should be decommissioned or any part of the Collection System where the collection of Landfill Gas can be temporarily or permanently halted. GSF will complete all necessary paper work associated with the requirements of the Start Up-Shut- Down Malfunction (SSM) plan.

7.3    Nuisances. (a) Unless a Nuisance is due to the design, construction and operation of the Landfill (including preexisting conditions) or activities directly attributable to [***], [***] shall assume responsibility, at its sole cost, to promptly abate any “Nuisances”. “Nuisances” shall include neighbor complaints, permit exceedances or regulatory violations for issues such as odors, noise or gas migration. Rumpke acknowledges and agrees that in no event shall it encourage nuisance complaints from its employees, contractors, vendors or affiliates. With respect to odors that constitute Nuisances, GSF and Rumpke shall work together to objectively identify the origin of such odors, assign responsibility for such odors, and mitigate them accordingly.

(b)    GSF agrees that all future Gas Processing Facilities built by GSF or its agents would be designed with emissions, waste, odor and noise minimization as primary considerations. In addition, GSF will meet with Rumpke staff on a regular or as-needed basis throughout the Term to discuss emissions, waste, odor and noise issues that may develop.

7.4    Communication Protocol. GSF shall promptly contact Rumpke and the Hamilton County Health District if the Gas Processing Facility, including any future expansions, is expected to be offline for more than one (1) hour.

7.5    Compliance with Law. Lessee shall, at its sole expense, obtain, maintain and comply with all necessary governmental authorizations, permits and licenses required to conduct its operations under this Agreement. In addition, Lessee shall comply with all federal, state and local laws, rules, regulations and orders applicable to its operations hereunder.

7.6    North End. The “North End” shall mean the area of the Landfill depicted on Annex E. The upper elevation of the North End shall be established by the elevation of the odor control blanket or any other separating type structure in place before such time municipal waste is reintroduced back into the North End. If the odor control blanket is removed prior to re-introducing municipal waste into the North End, then the upper elevation of the North End shall be the lower elevation of the re-introduced municipal waste.

(i)    [***] Rights. Upon good faith consultation between the parties, (a) [***] shall have the right to determine and direct [***] and/or (b) [***] may determine the need for the construction or installation of gas collection wells, trenches, pipelines or other facilities specifically for the collection, processing and/or disposal of non-commercial or malodorous Landfill Gases alleged to be generated within or emanating from the North End of the Landfill, and their connection to, improvements of and integration with the Collection System and Flare Stations to allow for the collection, processing, and/or disposal of such gases at the Landfill (“Northern Area Facilities”). Services performed by [***] shall be billed to [***]. For purposes of this Agreement, “cost” shall mean [***].

(ii)    [***] Responsibilities. [***] shall be responsible to fund the “capital costs” of the purchase, construction, installation, and connection/integration of Northern Area Facilities. “Capital costs” shall mean those activities and costs that would be capitalized in accordance with Generally Accepted Accounting Principles, consistently applied.

(iii)    GSF’s Responsibilities. GSF, [***], shall provide and fund such personnel, equipment and/or other resources as may be necessary to reasonably maintain and operate the Northern Area Facilities and to comply with all sampling, monitoring, recordkeeping and reporting required by Rumpke’s applicable Title V permit, Ohio EPA and NSPS regulations, and requirements of the action plan associated with Ohio EPA Director’s Final Findings & Orders dated March 18, 2010 attached hereto at Annex G (as amended from time to time, the “Action Plan”). Notwithstanding the foregoing, in the event that new or additional well pumping, monitoring, recordkeeping and/or reporting requirements are imposed beyond those contained in the Action Plan, the parties shall meet in good faith to determine the proper assignment of responsibilities and allocation of costs regarding such new additional requirements. Further, in the event that conditions become such that the required monitoring and sampling cannot be performed with reasonable safety in conjunction with applicable OSHA or other regulatory requirements, Rumpke and GSF shall meet in good faith to determine alternate practices and/or procedures and to determine the proper assignment of responsibilities and allocations of costs regarding the same.

(iv)    Winterization Plan. GSF shall sample the North End in accordance with Annex H, or otherwise required by Ohio EPA.

(v)    Payments. For all projects performed under this Section 7.6, GSF shall provide Rumpke with progress or final invoices, as the case may be, allocated on a per project basis on the 10th day of the month following performance of the work and the invoice amounts shall be set-off against amounts GSF would otherwise owe Rumpke as a royalty under this Agreement on the 25th day of such month.

ARTICLE VIII.

INDEMNIFICATION

8.1    Indemnification by Lessee.

Lessee shall indemnify, defend and hold harmless Lessor and its Affiliates and their respective directors, officers, employees, and agents, (each, a “Lessor Indemnitee”) against any and all demands, claims, damages, liabilities, actions or causes of action, assessments, deficiencies, judgments, costs and expenses, including, but not limited to, legal fees, expenses, interest, penalties, and all amounts paid in investigation, defense or settlement of any of the foregoing, whether or not any such demands, claims, or allegations of third parties are meritorious (collectively, “Losses”), resulting from or arising out of:

(i)    Any breach of any representation or warranty made by Lessee in this Agreement or any certificate or document furnished pursuant hereto by Lessee; or

(ii)    Any breach or nonfulfillment of any covenant or agreement made by Lessee in this Agreement; or

(iii)    Personal injury to or death of any individual caused by the negligence, gross negligence, or willful misconduct of Lessee or any of its Affiliates in the performance of Lessee’s duties under this Agreement; or

(iv)    Soil or groundwater contamination to the extent attributable to Lessee’s operations at the Landfill.

Notwithstanding the foregoing, no Lessor Indemnitee shall be entitled to indemnity hereunder for any Losses to the extent caused by any negligent act or omission or willful misconduct of any Lessor Indemnitee or any breach of this Agreement by Lessor.

8.2    Indemnification by Lessor.

Lessor shall indemnify, defend and hold harmless Lessee and its Affiliates and their respective directors, officers, employees, and agents, (each, a “Lessee Indemnitee”) against any and all Losses, resulting from or arising out of:

(i)    Any breach of representation or warranty made by Lessor in this Agreement or any certificate or documents furnished pursuant herein to Lessor; or

(ii)    Any breach or nonfulfillment of any conveyance or agreement made by Lessor in this Agreement; or

(iii)    Personal injury to or death of any individual caused by the negligence, gross negligence, or willful misconduct of Lessor or any of its Affiliates in the performance of Lessor’s duties under this Agreement; or

(iv)    The existence of any Hazardous Substance on or in the Landfill, or any release of any Hazardous Substance from the Landfill whether occurring, in each case, before or after the date hereof.

Notwithstanding the foregoing, no Lessee Indemnitee shall be entitled to indemnity hereunder for any Losses to the extent caused by any negligent act or omission or willful misconduct of any Lessee Indemnitee or by any breach of this Agreement by Lessee.

8.3    Notice of Claims. If any Lessee Indemnitee or Lessor Indemnitee (an “Indemnified Party”) suffered or incurred, or will suffer or incur, any Losses for which it is entitled to indemnification under this Article VIII, such Indemnified Party shall so notify the party from whom indemnification is being claimed (“Indemnifying Party”) with reasonable promptness and particularity in light of the circumstances then existing. The failure of any Indemnified Party to give any notice required by this Section shall not affect any of such party’s rights under this Article VIII, except to the extent that such failure is prejudicial to the rights of the Indemnified Party.

8.4    Third Party Claims.

(a)    If an Indemnified Party gives notice to the Indemnifying Party of a proceeding by a third party (“Proceeding”) under Section 8.4 hereof, the Indemnifying Party will be entitled to assume the defense of such proceeding with counsel reasonably satisfactory to the Indemnified

Party, unless (i) the Indemnifying Party is also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding.

(b)    After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Proceedings, other than reasonable costs of investigation.

(c)    If the Indemnifying Party assumes the defense of a Proceeding: (i) no compromises or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent, unless the sole relief provided is monetary damages that are paid in full by the Indemnifying party; and (ii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent.

(d)    If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within ten (10) days after the Indemnified Party notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceedings, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party; provided that the Indemnified Party shall give the Indemnifying Party advance notice of any proposed compromise or settlement.

8.5    Indemnification Rights Not Exclusive. The rights to indemnification set forth in this Article VIII are not intended to be exclusive of any other right or remedy otherwise available. All rights hereunder shall be cumulative and in addition to all other rights and remedies.

ARTICLE IX.

EVENTS OF DEFAULT AND REMEDIES

9.1    Event of Default Defined. Any one or more of the following shall be an “Event of Default” under this Agreement:

(a)    Failure by Lessee or Lessor to pay any amount due on the date specified that such payment is due and payable which failure shall have continued for a period of ten (10) business days after written notice of such failure shall have been given to the defaulting party by the nondefaulting party.

(b)    Failure by Lessee or Lessor to observe or perform to a material extent any covenant, condition, or agreement on their part to be observed or performed hereunder, other than a payment default by Lessee or Lessor as described in the foregoing subsection (A) for a period of thirty (30) days after the non-defaulting party has given written notice specifying such failure, requesting that it be remedied, and stating that it is a notice of default; provided, however, that, if the default is such that it cannot be corrected within the applicable period, it shall not constitute an Event of Default until ninety (90) days after said default if corrective action is instituted by the party in default within ten (10) days after the non-defaulting party’s notice and diligently pursued until the default is corrected. The foregoing notwithstanding, the defaulting party shall remain liable to the other party for any damages incurred during the period beginning on the date on which the failure of performance occurred through the date on which performance is cured.

(c)    The institution by Lessee or Lessor of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing of a petition or answer or consent seeking reorganization or relief under the federal Bankruptcy Code or any other applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, or similar official or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of action by any of them in furtherance of any such action. The foregoing notwithstanding, if any such proceeding is dismissed within ninety (90) days, such proceedings shall not create a default under this Agreement.

(d)    Any material breach of any representation made in this Agreement by a party.

9.2    Force Majeure. The foregoing provisions of Section 9.1 are subject to the following limitations: If by reason of Force Majeure either party is unable in whole or in part to carry out the obligations on its part contained in this Agreement (other than Lessee’s and Lessor’s obligations referred to in subsection 9.1(A) or a breach referred to in Section 9.1(D)), such party shall not be deemed in default during the first ninety (90) days of the continuance of such inability, provided that (i) the party unable to carry out its obligations, within ten (10) business days after the occurrence of the Force Majeure, gives the other party written notice describing the particulars of such occurrence; (ii) the suspension of performance shall be of no greater scope and of no longer duration than is required by the Force Majeure and shall not in any event be longer than a ninety (90) day period; (iii) no obligations of the party unable to carry out its obligations which arose prior to the occurrence causing the suspension of performance shall be excused as a result of such occurrence; and (iv) the non-performing party shall use its best efforts to remedy with all reasonable dispatch the cause or causes preventing it from carrying out its obligations.

9.3    Termination Remedies on Default. Lessor and Lessee shall each have the right, by notice to the other party, to terminate this Agreement if the other party commits an Event of Default.

9.4    No Remedy Exclusive. No remedy provided herein is exclusive of any other available remedy or remedies under law or in equity.

9.5    Waiver. To the extent permitted by law, no delay or omission to exercise any right or remedy of a party hereto shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be expedient. Any actual waiver shall be in writing and signed by the party against whom it is to operate. In order to entitle either party to exercise any remedy hereunder, it shall not be necessary to give any notice other than as may be required in this Agreement.

9.6    Limitation on Remedies. No provision hereof shall be construed to impose any personal or pecuniary liability upon any officer or employee of either Lessee or Lessor.

NO PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES BY REASON OF A CLAIM BROUGHT ON THE BASIS OF THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE PARTIES HERETO.

ARTICLE X.

INSURANCE; TAXES

10.1    Insurance. Lessee shall, during the Term of this Agreement, either self-insure or maintain insurance coverage as follows:

(a)    Workers’ compensation insurance covering Lessee’s liability under applicable workers’ compensation law.

(b)    Commercial general liability and property damage insurance in a combined single limit of not less than $[***] and excess liability in a combined single limit of not less than $[***] for death or injury to any person(s) or for property damage as a result of any one occurrence which may arise out of or in connection with Lessee’s operations hereunder.

Lessee shall delivery to Lessor certificates evidencing the existence and amounts of the above coverage.

10.2    Taxes Paid by Lessee. [***].

10.3    Taxes Paid by Lessor. [***].

ARTICLE XI.

MISCELLANEOUS

11.1    Usury. In no event shall any payment deemed interest received in connection with this Agreement (together with any other costs or considerations that constitute interest under the law of the state which are contracted for, charged, or received pursuant to this Agreement) exceed, and the same shall be subject to reduction to, the maximum amount of interest allowed under the laws of the state as now or hereafter construed by courts having jurisdiction.

11.2    Notices. All notices, certificates, consents or other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed properly served (i) if by hand delivery, telecopy or other facsimile transmission, on the day and at the time on which delivered to the intended recipient at the address or telecopier number set forth in this Agreement; (ii) if by mail, on the third business day after the day on which deposited in the United States certified or registered mail, postage prepaid, return receipt requested, addressed to the intended recipient at its address set forth in this Agreement; or (iii) if by Federal Express or other reputable express mail service for overnight delivery, on the next business day after delivery to such express mail service, addressed to the intended recipient at its address set forth in this Agreement. All notices required or permitted to be served upon either party hereunder will be directed to:

if to Lessor:

Rumpke Sanitary Landfill, Inc.

10795 Hughes Road

Cincinnati, OH 45247

FAX: (513) 385-9634

if to Lessee:

GSF Energy, LLC

680 Andersen Drive

Foster Plaza 10, 5th Floor

Pittsburgh, PA 15220

Attn: President

FAX: (412) 921-2867

Lessor and Lessee may, by notice given hereunder, designate any further or different addresses or telecopier numbers to which notices, certificates, or other communications shall be sent.

11.3    Entire Agreement/Amendments. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings between the parties relating to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except that Lessee Indemnitees and Lessor Indemnitees shall be intended third-party beneficiaries under the provisions of Article VIII. The consent of any third-party beneficiary shall not be required to amend this Agreement (including, without limitation, Article VIII hereof). This Agreement may not be amended or altered except by the written agreement of Lessor and Lessee. This Agreement shall inure to the benefit of and shall be binding upon Lessor and Lessee and their authorized successors and assigns. No provision hereof shall be construed to impose any personal or pecuniary liability upon any officer or employee of Lessor or Lessee.

11.4    Severability. If any term or provision of this Agreement or the application thereof to any party or circumstance be judged invalid or unenforceable to any extent, the remainder of this Agreement and the application of such terms and provisions to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, except as it might be necessary to effectuate the intent of the parties, and each provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law.

11.5    Governing Law; Jurisdiction and Venue; Waiver of Jury Trial.

(a)    All questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws and regulations of the State of Ohio.

(b)    Each party consents to the exclusive jurisdiction of any state or federal court located in the State of Ohio, waives personal service of any and all process upon it, and consents to service of process by registered mail directed to it at the address set forth in Section 11.2 hereof. Each party consents and agrees that venue of any action instituted under this Agreement shall be proper only in the State of Ohio and waives any objection to venue.

(c)    TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY.

11.6    Captions. The captions or headings in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions of this Agreement.

11.7    Confidentiality. Except as legally required to be disclosed under a request, subpoena, or other proceeding of a Government Entity, each party: (a) shall maintain in strict confidence the terms of this Agreement and all information, oral or written, obtained by it, in connection with this Agreement; (b) shall not issue any press release or publish any writings regarding the transactions contemplated hereunder without the prior written consent of the other party; and (c) shall promptly notify the other party in the case of any request, subpoena, or other proceeding seeking documents or information concerning this Agreement or the transactions contemplated hereby. Notwithstanding the above, the parties may make reasonable disclosure, with notice to the other, to permitted assignees of a party’s interests in conjunction with any contemplated assignment of interests under this Agreement.

11.8    No Joint Venture. Nothing in this Agreement shall be deemed to constitute either party a partner, agent or legal representative of the other party or to create any joint venture or fiduciary or other relationship between the parties.

11.9    Assignment of Agreement. Neither party may transfer or assign this Agreement to any Person without the prior written consent of other parties which consent shall not be unreasonably withheld; provided, however, that Lessee may assign its rights, obligations and interests hereunder to any of its Affiliates at any time without the consent of Lessor. If (i) Lessee assigns all or substantially all of its interests hereunder, and (ii) the assignee assumes all of Lessee’s obligations hereunder in a writing addressed to Lessor, then from the date of such assumption Lessee shall be released in full from all such obligations.

11.10    Survival. The provisions of Article VIII and any other obligation of indemnity owed by a party hereto shall survive the termination of this Agreement.

11.11    Recording. Either party may cause this Agreement, or if appropriate, a memorandum of this Agreement, to be recorded in any appropriate place.

11.12    Further Assurances. If either party reasonably determines or is reasonably advised that any further instruments or any other things are necessary or desirable to carry out the terms of the Agreement, the other party shall execute and deliver all such instruments and assurances and do all things reasonably necessary and proper to carry out the terms of this Agreement.

11.13    Execution in Counterparts, This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Lessor and Lessee have caused this Agreement to be executed in their respective names as of the date first above written.

RUMPKE SANITARY LANDFILL, INC.

By:	/s/ Jeffrey E. Rumpke
Name:	Jeffrey E. Rumpke
Title:	Area President

GSF ENERGY LLC

By:	/s/ Martin L. Ryan
Name:	Martin L. Ryan
Title:	President

LIST OF SCHEDULES AND ANNEXES

Schedules:

7.2 List of Reporting Requirements

Annexes:

A. Defined Terms
B. Current Gas Processing Facility Location
C. Site of Future Gas Processing Facility
D. Monthly Royalty Calculation
E. Map of North End
F. North End Service Fee Schedule
G. Action Plan
H. North End Winter Plan

ANNEX A

Defined Terms

The capitalized terms below shall have the following meanings for purposes of the Agreement:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, or through one or more intermediaries, controls, is controlled by, or is under common control with such Person. “Control” for purposes of this definition includes, without limitation, the ability to vote 50% or more of the voting equity of a Person.

“Agreement” shall mean the Third Amended and Restated Gas Lease Agreement, effective as of January 1, 2018, by and between Lessee and Lessor, as it may hereafter be amended.

“Average Monthly Sales Price” means the price per MMBtu at which GSF sells its Processed Gas Product to its unrelated customer during any given month; provided, however, that such price shall not be less than the Minimum Average Monthly Sales Price. For clarity, the Average Monthly Sales Price and Minimum Average Monthly Sales Price are used for the purposes of establishing the royalty tranche applicable to the Gas Sales Revenue in Annex D.

“Btu” shall mean that quantity of heat required to raise the temperature of one avoirdupois pound of pure water, which is at sixty degrees Fahrenheit (60 degrees F), one degree Fahrenheit (1 degree F).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collection System” shall mean the Landfill Gas collection headers, wells, interconnecting pipes, valves, monitoring and measuring equipment, knock-out vessels, the main header pipe, any Landfill Gas scrubber, any Landfill Gas cooler, any vacuum pumps, blowers and compressors, any meters, and any and all additional equipment, machinery, and fixtures installed at, in or on the Landfill, including any expansions, and used for or in connection with the extraction, collection, compression, and production of Landfill Gas and the selling, or transporting of Processed Gas Products up to the Interconnection Point(s) and all modifications, replacements and additions thereto. The Collection System does not include the North End, the Flare Stations, and any pipeline distribution system downstream of the Interconnection Point and other facilities for the productive use or destruction of the Landfill Gas.

“Commercial Quantities” shall mean amounts deemed by Lessee, in its sole judgment, to be sufficient to pay for all costs of the project, including operations and maintenance expenses associated with the Collection System, Flare Stations and Gas Processing Facilities, plus a reasonable profit.

“Constituent Products” shall mean any and all products, credits or values recovered or generated as a result of the production, capture, flaring or use of raw Landfill Gas. For the avoidance of doubt, Constituent Products do not include Processed Gas Products and are not generated from any Landfill Gas as a result of its use by GSF’s Gas Processing Facilities.

“Environmental Laws” shall mean any applicable federal, state, or local governmental law or quasi-governmental law, statute, rule, regulation, order, consent decree, decree, judgment, permit, license, covenant, deed restriction, ordinance or other requirement or standard relating to pollution or the regulation or protection of health, safety, natural resources, or the environment, as now existing or hereafter in effect, including, without limitation, those relating to releases, discharges, emissions, injections, leachings, or disposals of Hazardous Substances or hazardous materials into air, water, land or groundwater, to the withdrawal or use of ground water, or to the use, handling, treatment, removal, storage, disposal, processing, distribution, transport, or management of Hazardous Substances. “Environmental Laws” shall include, but shall not be limited to, the Clean Air Act; the federal Water Pollution Control Act; the Safe Drinking Water Act; the Toxic Substances Control Act; the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act, as amended by the Solid and Hazardous Waste Amendments of 1984; the Occupational Safety and Health Act; the Hazardous Materials Transportation Act; the Oil Pollution Act of 1990; all as amended from time to time, and any similar federal, state or local statutes and regulations.

“EPA” shall mean the Environmental Protection Agency.

“Event of Default” shall have the meaning as set forth in Article IX.

“Flare Stations” shall mean the Landfill Gas flares, and all auxiliary equipment integral thereto, but not including blowers, installed at any time on the Landfill, and all modifications, replacements, additions and expansions thereof. As of the Effective Date, the Landfill Flare Stations consist of a 5,000 scfm flare, a 4,200 scfm flare, and a 3,000 scfm flare.

“Force Majeure” shall mean acts of God; winds; hurricanes; tornadoes; fires; epidemics; landslides; earthquakes; floods; other natural catastrophes; strikes; lock-outs or other industrial disturbances; acts of public enemies; acts, failures to act, or orders of any kind of any governmental authorities acting in their regulatory or judicial capacity; insurrections; military action; war, whether or not it is declared; sabotage; riots; civil disturbances; explosions; or any other cause or event, not reasonably within the control of the party claiming Force Majeure (other than the financial inability of such party), which precludes that party from carrying out, in whole or in part, its obligations under the Agreement. Nothing in this provision is intended to excuse any party from performing due to any governmental act, failure to act, or order, where it was reasonably within such party’s power to prevent, correct, anticipate, or guard against such act, failure to act, or order.

“Gas Facility” shall collectively mean the Collection System, Gas Processing Facilities and Flare Stations.

“Gas Processing Facilities” shall mean Lessee’s plant, equipment and related facilities for processing Landfill Gas located on the Landfill currently or to be constructed in the future including (without limitation) gas compression equipment, carbon bed pretreatment system, Gemini V CO2 methane separation system, thermal oxidizer, hydrogen sulfide removal system, product methane metering equipment, control systems, and maintenance equipment. As of the Effective Date, Gas Processing Facilities consist of three plants (“R1”, “R2”, and “R3”). R1 has a nominal sales capacity of 3.08 MMSCFD and a 1,700 scfm thermal oxidizer. R2 has a nominal sales capacity of 1.5 MMSCFD and a 750 scfm thermal oxidizer. R3 has a nominal sales capacity of 3.0 MMSCFD and a 1,960 scfm thermal oxidizer. A fourth plant (“R4”) has been permitted with a nominal sales capacity of 3.0 MMSCFD.

“Gas Rights” shall mean all Landfill Gas and the rights to explore for, extract, gather, process, develop, measure, filter, produce, take and use or sell such Landfill Gas and the resulting Processed Gas Products and the rights of way, easements, permits and agreements necessary or desired to do so all as granted to Lessee.

“Gas Sales Revenues” means the value of GSF’s monthly sales of its Processed Gas Product to any unrelated customer during any given month net of any direct 3rd party costs incurred to meet the requirements of the sale such as broker commissions, program costs and transportation costs. GSF will provide Rumpke with a copy of its monthly invoice with each month’s royalty calculation and payment as well as copies of any direct 3rd party costs incurred.

“Governmental Entity” shall mean any court or tribunal in any jurisdiction or any federal, state, municipal, or other governmental body, agency, authority, department, commission, board, bureau, or instrumentality.

“Hazardous Substances” shall mean any substance, chemical, product, waste, pollutant, contaminant or toxic substance, or other material of any nature whatsoever which is now or hereafter listed in, regulated by or subject to Environmental Laws or considered hazardous or toxic under any other federal, state or local law, rule, regulation, ordinance, decree, order, judicial judgment or requirement relating to or imposing liability or standards of conduct for any hazardous or toxic wastes, substances or materials. “Hazardous Substances” shall also mean and include, without limitation, asbestos and asbestos-containing materials, flammable or explosive or radioactive materials, gasoline, motor oil, waste oil, petroleum (including without limitation, crude oil or any component thereof), petroleum-based products, paints, solvents, lead, DDT, acids, pesticides, ammonium compounds, polychlorinated biphenyls (PCBs) and materials and fluids containing polychlorinated biphenyls and other regulated chemical products.

“Initial Term” shall have the meaning set forth in Section 4.1 of this Agreement.

“Interconnection Point” shall mean the point or points at which the Gas Processing Facility interconnects to facilities of Duke Energy (including any successors or assigns) or any other gas utility, distribution, or transmission company or any customer purchasing Processed Gas Products from GSF.

“Landfill” shall mean the Rumpke Hughes Road Landfill, located in Hamilton County, Ohio, as it may be expanded during the Term.

“Landfill Expansion” shall have the meaning set forth in the preamble of this Agreement.

“Landfill Gas” shall mean any and all gases resulting from the biological decomposition of landfill solid waste or other organic materials located at the Landfill.

“Losses” shall have the meaning set forth in Section 8.1 of this Agreement.

“Minimum Average Monthly Sales Price” shall mean $[***] per MMBtu of Processed Gas Products until [***] and $[***] per MMBtu of Processed Gas Products from [***] through [***]. In the event GSF enters into a replacement gas sales agreement as a result of the default by GSF’s counterparty for the period through [***], the Minimum Average Monthly Sales Price shall not apply and the royalty rates set forth in Annex B shall apply to the Gas Sales Revenues received under such replacement gas sales agreement.

“MMBtu” shall mean 1,000,000 Btus.

“Municipal Solid Waste” as defined by the Ohio Department of Environmental Protection is a type of solid waste generated from community, commercial, and agricultural operations. This includes wastes from households, offices, stores and other non-manufacturing activities.

“NSPS” shall mean the final rule and guidelines for Standards of Performance for New Stationary Sources and Guidelines or Control of Existing Sources: Municipal Solid Waste Landfills, 40 CFR Part 60 Subpart WWW or any guidelines, regulation or law which is the successor in function thereto, as the same may be modified or amended, and any interpretation or regulation relating thereto which may be issued by an federal, state or local agency including, without limitation, the U.S. EPA, as the same may be modified or amended.

“Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Entity.

“Plant Location” shall have the meaning set forth in Section 6.4 of this Agreement.

“Processed Gas Product(s)” shall mean renewable natural gas, including but not limited to all associated environmental attributes, emission credits and values that has been processed by GSF’s Gas Processing Facilities and is able to meet the specifications of interstate pipelines.

“Second Amended Gas Lease” shall have the meaning set forth in the preamble of this Agreement.

“Term” shall have the meaning set forth in Section 4.1 of this Agreement.